Exhibit 23.6

Consent of PricewaterhouseCoopers LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-4 of H.J. Heinz Holding Corporation of our report dated February 19, 2015 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Kraft Foods Group, Inc.’s Annual Report on Form 10-K for the year ended December 27, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

May 26, 2015